CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the The Advisors' Inner Circle Fund III and to the use of our report dated March 1, 2023 on the financial statements and financial highlights of Aperture New World Opportunities Fund, Aperture Endeavour Equity Fund, Aperture Discover Equity Fund, and Aperture International Equity Fund, each a series of shares of beneficial interest in The Advisors' Inner Circle Fund III. Such financial statements and financial highlights appear in the December 31, 2022 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

/s/ BBD, LLP

BBD, LLP

Philadelphia, Pennsylvania

April 28, 2023